EXHIBIT K(3)

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and effective as of                        , 2022 (the “Effective Date”), by and between Poolit, Inc., a Delaware corporation (the “Licensor”) and Poolit Horizon Fund I, Inc., a Maryland corporation (the “Licensee”) (each a “party” and collectively the “parties”).

RECITALS

WHEREAS, the Licensee is a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended;

WHEREAS, the Licensor, together with its affiliates, provides or intends to provide investment management, investment consultation and investment advisory services, and an online investment management platform for the distribution of securities (the “Platform”);

WHEREAS, the Licensor, of which Poolit Fund Management, LLC, a Delaware limited liability company (the “Adviser”) is an affiliate, has used the mark POOLIT (the “Licensed Mark”) in the United States of America and Canada (the “Territory”) in connection with the Platform, investment management, investment consultation, investment advisory services and other services the Licensor and the Adviser provide or intend to provide, as applicable;

WHEREAS, the Licensee is entering into an investment advisory agreement with the Adviser (the “Investment Advisory Agreement”), wherein the Licensee will engage the Adviser to act as the investment advisor to the Licensee;

WHEREAS, it is intended that the Adviser be a third-party beneficiary of this agreement;

WHEREAS, the Licensee desires to use the Licensed Mark as part of its company name and in connection with the operation of its business, and the Licensor is willing to grant the Licensee a license to use the Licensed Mark, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

LICENSE GRANT

1.1.            License. Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts from the Licensor, a personal, worldwide, non-exclusive, fully-paid up, royalty-free, non-transferable and non-sublicensable right and license to use the Licensed Mark solely and exclusively as a component of the Licensee’s own company name and in connection with the conduct of its business and marketing the investment management, investment consultation and investment advisory services that the Adviser may provide to the Licensee. During the term of this Agreement, the Licensee shall use the Licensed Mark only to the extent permitted under this Agreement, and except as provided above, neither the Licensee nor any of its affiliates, owners, directors, officers, employees or agents shall otherwise use the Licensed Mark or any derivatives or confusingly similar marks, or file for registration (including domain names) of the Licensed Marks or any derivatives or confusingly similar marks (in whole or incorporating the same), in each case, without the prior express written consent of the Licensor in its sole and absolute discretion. All rights not expressly granted to the Licensee hereunder shall remain the exclusive right and property of the Licensor.

1.2.            Licensor’s Use. Nothing in this Agreement shall preclude the Licensor, its affiliates, or any of its successors or assigns from using or permitting other entities to use the Licensed Mark, whether or not such entity directly or indirectly competes or conflicts with the Licensee’s business in any manner.

1.3.            Ownership. The Licensee acknowledges and agrees that the Licensor is the exclusive owner of all right, title, and interest in and to the Licensed Mark, and all such right, title, and interest shall remain with the Licensor. The Licensee shall not otherwise contest, dispute, or challenge the Licensor’s right, title, and interest in and to the Licensed Mark.

1.4.            Goodwill. All goodwill and reputation generated by the Licensee’s use of the Licensed Mark shall inure to the benefit of Licensor. The Licensee shall not by any act or omission use the Licensed Mark in any manner that disparages or reflects adversely on Licensor or its business or reputation.

ARTICLE 2

COMPLIANCE

2.1.            Quality Control. In order to preserve the inherent value of the Licensed Mark, the Licensee agrees to use commercially reasonable efforts to ensure that it maintains the quality of the services offered and provided in connection with the operation thereof equal to the quality standards prevailing in the operation of the Licensor’s and the Licensee’s businesses as of the date of this Agreement. The Licensee further agrees to use the Licensed Mark in accordance with such quality standards as may be reasonably established by the Licensor and communicated to the Licensee from time to time in writing, or as may be agreed to by the Licensor and the Licensee from time to time in writing. The Licensee agrees to allow the Licensor to conduct reasonable inspection of the quality of the Licensee’s services and the Licensee’s use of the Licensed Marks from time to time. Upon written notification by the Licensor to the Licensee of noncompliance with the Licensor’s quality standards in any material respect, the Licensee shall take appropriate steps, in a commercially reasonable time frame, not to exceed sixty (60) days, to cure such noncompliance.

2.2.            Compliance With Laws. The Licensee agrees that the business operated by it in connection with the Licensed Mark shall comply in all material respects with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising, and promotion of the business and that it shall notify the Licensor of any action that must be taken by the Licensee to comply with such law, rules, regulations or requirements.

2.3.            Notification of Infringement. Each party shall promptly notify the other party and provide to the other party all relevant background facts upon becoming aware of (a) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with the Licensor’s rights in the Licensed Mark or the rights granted to the Licensee under this Agreement, (b) any infringements or misuses of the Licensed Mark in the Territory by any third party (“Third Party Infringement”) or (c) any claim that Licensee’s use of the Licensed Mark infringes the intellectual property rights of any third party in the Territory (“Third Party Claim”). The Licensor shall have the exclusive right, but, except as set forth in Section 2.4 with respect to Third Party Claims, not the obligation, to prosecute, defend and/or settle in its sole discretion, all actions, proceedings and claims involving any Third Party Infringement or Third Party Claim, and to take any other action that it deems necessary or proper for the defense, protection and preservation of its rights in the Licensed Mark. The Licensee shall cooperate with the Licensor, at Licensor’s expense, in the prosecution, defense or settlement of such actions, proceedings or claims.

2.4.            Indemnification. Licensor agrees that Licensee shall have no liability, and Licensor will indemnify, defend and hold Licensee harmless against any and all damages, liabilities, claims, causes of action, attorneys’ fees or costs incurred by Licensee in defending against any Third Party Claim; provided that Licensee gives advanced notice to Licensor of such Third Party Claim and that Licensee’s use of the Licensed Mark that is the subject of such Third Party Claim is in accordance with the terms of this Agreement. Licensee may, at its own expense, appear in any such matter through counsel of its own choosing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1.            Non-Infringement. To Licensor’s knowledge, the use of the Licensed Mark in the Territory in accordance with the terms of this Agreement by Licensee does not infringe or otherwise violate the trademark rights of any third-party in any material respect.

3.2.            Disclaimer of Other Representation and Warranties. Except as set forth in Section 3.1, the Licensee hereby accepts this license on an “as is” basis. The Licensee acknowledges that the Licensor makes no explicit or implicit representation or warranty as to the registrability, validity, enforceability or ownership of the Licensed Mark, and the Licensor has no obligation to indemnify the Licensee with respect to any claims arising from the Licensee’s use of the Licensed Mark, except as set forth in Section 2.4 with respect to any Third Party Claim.

3.3.            Mutual Representations. Each party hereby represents and warrants to the other parties as follows:

(a)            Due Authorization. Such party is a corporation duly incorporated and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b)            Due Execution. This Agreement has been duly executed and delivered by such party and, upon due authorization, execution and delivery of this Agreement by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c)            No Conflict. Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such party; (ii) conflict with or violate any governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

ARTICLE 4

TERM AND TERMINATION

4.1.            Term; Expiration; Termination. Except as set forth in this Section 4.1, the license granted to Licensee under this Agreement shall continue perpetually. Notwithstanding the foregoing, this Agreement shall expire if the Adviser or one of its affiliates, ceases to serve as investment adviser to the Licensee. This Agreement shall be terminable (a) by the Licensor (i) at any time and in its sole discretion in the event that the Licensor or the Licensee receives notice of any Third Party Claim arising out of the Licensee’s use of the Licensed Mark or (ii) at any time in the event the Licensee assigns or attempts to assign or sublicense this Agreement or any of the Licensee’s rights or duties hereunder without the prior written consent of the Licensor or (b) by either party upon sixty (60) days’ written notice.

4.2.            Effect of Termination. Upon expiration or termination of this Agreement, all rights granted to the Licensee under this Agreement with respect to the Licensed Mark shall cease, and the Licensee shall immediately delete the term “Poolit” from its corporate name and shall discontinue all other use of the Licensed Mark. For twenty-four (24) months following termination of this Agreement, the Licensee shall specify on all public-facing materials in a prominent place and in prominent typeface that the Licensee is no longer operating under the Licensed Mark, is no longer associated with the Licensor, or such other reasonable notice as may be deemed necessary by the Licensor in its sole discretion in its prosecution, defense, and/or settlement of any Third Party Claim.

ARTICLE 5

MISCELLANEOUS

5.1.            Third Party Beneficiaries. The parties agree that the Adviser shall be a third party beneficiary of this Agreement, and shall have the rights and protections provided to the Licensee under this Agreement. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party other than the Adviser any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.2.            Assignment. The Licensee shall not sublicense, assign, pledge or grant as security or otherwise encumber or transfer to any third party all or any part of its rights or duties under this Agreement, in whole or in part, without the prior written consent from the Licensor, which consent the Licensor may grant or withhold in its sole and absolute discretion. Any purported transfer or other encumbrance without such consent shall be void ab initio.

5.3.            Independent Contractor. Except as expressly provided or authorized in the Investment Advisory Agreement or any other agreement between the parties, no party shall have, or shall represent that it has, any power, right or authority to bind the other parties to any obligation or liability, or to assume or create any obligation or liability on behalf of the other parties.

5.4.            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or such other address as the parties may provide to each other by written notice):

If to the Licensor:

Poolit, Inc.

429 Lenox Avenue

Miami, FL 33139

Attention: Jonathan Boyer

Email: Jonathan@thepoolit.com

If to the Licensee:

Poolit Horizon Fund I, Inc.

429 Lenox Avenue

Miami, FL 33139

Attention: Jonathan Boyer

Email: Jonathan@thepoolit.com

5.5.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law rules. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

5.6.            Amendment. This Agreement may not be amended or modified except by a written instrument signed by each party hereto.

5.7.            No Waiver. The failure of any party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

5.8.            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.9.            Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.10.          Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

5.11.          Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

LICENSOR:

POOLIT, INC.

By:
Name: Dakotah Rice
Title: Chief Executive Officer

LICENSEE:

POOLIT HORIZON FUND I, inc.

By:
Name: Nicholas Gomez
Title: Director and Chief Investment Officer